Republic Airways Holdings Inc. Investor Update, revised 2013 guidance March 12, 2013

Safe Harbor Disclosure 2 Statements in this presentation, as well as oral statements that may be made by officers or directors of Republic Airways Holdings Inc., its advisors, affiliates or subsidiaries (collectively or separately the “Company”), that are not historical fact constitute “forward - looking statements”. Such forward - looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by the forward - looking statements. Such risks and uncertainties are outlined in the Company’s Annual Report on Form 10 - K, most recent Quarterly Report and other documents filed with the SEC from time to time. The Company cautions users of this presentation not to place undue reliance on forward - looking statements, which may be based on assumptions and anticipated events that do not materialize. Disclaimer 3/12/2013

Business & Financial Updates 3/12/2013 © Republic Airways Holdings, Inc. 3 • On March 1, 2013, the Company’s CPA agreement with American Airlines for the operation of E175 aircraft was amended, subject to RJET board approval, which was obtained on March 8, 2013, and further subject to bankruptcy court approval. • On March 12, 2013, the amended CPA was approved by the bankruptcy court. • The final accounting for Chautauqua restructuring agreements will result in lower than previously expected annual non - cash depreciation expense. This adjustment, which reduces the Company’s annual depreciation expense for small regional jets by ~$8 million over the next several years, is now included in our updated guidance for FY 2013. • The guidance on the following page would require further updates in the event additional growth opportunities arise, a Frontier transaction occurs, or a new Republic pilot labor agreement is approved and becomes effective. • No events have transpired that require an update in the FY 2013 guidance provided on 12/31/12 for the Frontier business segment.

Republic 2013 Guidance Update 4 • Guidance updated for effect of approved American CPA in 2013, amendments to US Airways and Delta CPA (transition of 50 - seat flying), final accounting of Chautauqua restructuring agreements • Results assume status quo RJET ownership of Frontier and no change in current pro - rate and administrative services agreements • Republic guidance includes some provision for a new labor agreement, but excludes potential one - time signing bonus Guidance issuance date: Low High Low High Notes Total operating revenue $1.36B $1.38B $1.40B $1.42B Increase related to AA CPA Pre-tax margin % 5.50% 6.50% 6.25% 7.25% Mostly lower ERJ Depr Aircraft rents $125M $130M $125M $130M New aircraft are debt financed Depreciation $155M $160M $155M $160M AA E175 Depr offset by lower ERJ Depr Interest expense $105M $110M $110M $115M AA E175 Interest Principal repayments $185M $190M $190M $195M AA E175 Debt payments Investment in new aircraft, net N/A N/A $90M $100M Aircraft equity and PDPs, net of credits Projected Cash Change $35M $40M ($50M) ($40M) Investment in new E175s Available Seat Miles (MM) Departures Block Hours Changes related mostly to AA CPA 12/31/2012 3/12/2013 13,672 442,000 772,100 13,990 455,000 780,000